Exhibit 99.1

Rosetta Resources Inc. Announces 2013 Second Quarter Financial and Operational Results

•	Completed acquisition of new core area in Permian's Delaware Basin

•	Expanded ownership interest in Gates Ranch leasehold

•	Successfully delineated new productive Eagle Ford acreage in northern LaSalle and Live Oak Counties

•	Increased total daily production by 46 percent versus 2012 and by 4 percent quarter-over-quarter

•	Reaffirmed 2013 annual guidance for capital, production, and expenses

HOUSTON, August 5, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported second quarter 2013 net income of $75.4 million, or $1.27 per diluted share, versus net income of $77.0 million, or $1.46 per diluted share, for the same period in 2012.  Adjusted net income (non-GAAP) for the quarter was $52.3 million, or $0.88 per diluted share, versus $30.6 million, or $0.58 per diluted share in 2012. The increase in non-GAAP net income was primarily due to production growth in core areas.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta's results in the second quarter exhibit our ongoing success in developing our portfolio of unconventional resource assets.  Successful execution of our business and operational plan is one of our key strategic focus areas and we continue to deliver on that long-term charge,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “On July 31st, we assumed full operations of our recently acquired Permian Basin position and the current quarter includes results since the transaction close date on May 14th.  Rosetta has core asset positions in two of the premier unconventional resource basins in the U.S. which will allow us to further expand our project inventory and efficiently execute our development plans to generate favorable growth and returns in 2013 and beyond.”

2013 Second Quarter Results

Rosetta’s total production for the quarter averaged 48.8 thousand barrels of oil equivalent per day (“MBoe/d”), up 46 percent from the same period in 2012 and four percent from the prior quarter.  The increase was a result of continued production growth from the Eagle Ford assets and the addition of newly acquired Permian assets at mid-quarter.  Total production for the quarter was 62 percent liquids, up from 59 percent in 2012.  Natural gas liquids (“NGLs”) production reached an all-time high level for the quarter.  Oil production was 12.2 thousand barrels (“MBbls”) per day, an increase of 52 percent from the prior year and down two percent from the first quarter daily oil production rate.

Second quarter production was impacted by curtailment due to a facilities constraint at Gates Ranch.  Temporary curtailment associated with this facility is expected to continue through August.  In addition, production volumes and mix were affected by a temporary shut-in of producing oil wells as a result of fracture stimulation operations offsetting the Klotzman lease.  Currently, those Klotzman wells are back on-line and production has been restored.  A summary of the Company’s production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

For the second quarter of 2013, revenues were $236.5 million compared to $198.0 million for the same period in 2012.  Second quarter revenues including realized derivatives were $193.8 million in 2013 and $125.5 million in 2012.  During the period, 53 percent of revenue was generated from oil sales, including the effects of realized derivatives, as compared to 52 percent a year ago.

Lease operating expense (“LOE”) for the second quarter was $3.31 per barrel of oil equivalent (“BOE”), a two percent decrease versus the prior year on a per-unit basis. LOE includes the cost of direct LOE, workovers, insurance, and ad valorem tax.  The Company’s total cash costs for the second quarter, including interest expense, was $15.25 per BOE on a per-unit basis, an increase of seven percent from the quarter a year ago.  Lower LOE was offset by higher production taxes and additional interest expense related to the Permian acquisition.  A summary of the Company’s production and operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the second quarter of 2013, Rosetta made capital investments of approximately $188 million, drilling 30 gross operated wells and completing 22 wells.

EAGLE FORD

The Company operated five to six rigs in the Eagle Ford area during the quarter.  At the end of the quarter, 45 drilled wells were awaiting completion up from 38 in the prior quarter. The following table details Rosetta's Eagle Ford gross well completion activity by area as of June 30, 2013:

	2Q 2013	Completed	Drilled Awaiting
	Completed	To Date	Completion
Gates Ranch	11	119	18
Briscoe Ranch	0	4	19
Karnes Trough	2	19	6
Central Dimmit	3	12	1
Tom Hanks	1	1	1
Lopez	1	1	0
Encinal	0	4	0
Eagle Ford	18	160	45

In Live Oak County, Rosetta completed the Lopez Unit 1 well on acreage acquired through a farm-in.  The well is located on 505 acres in the oil window and was brought on-line in April 2013. The well was completed with a 5,185-foot lateral and 15 frac stages and tested at a seven-day gross stabilized rate of 901 Bbls/d of oil, 3,550 Mcf/d of residue gas, 473 Bbls/d of NGLs for an equivalent rate of 1,966 Boe/d.  Seven locations remain to be drilled and completed on the lease.  Rosetta has a 100 percent working interest and 75 percent net revenue interest until payout and then reverts to a 65 percent working interest and 48.75 percent net revenue interest after payout.

In northern LaSalle County, Rosetta successfully tested its Tom Hanks Eagle Ford acreage, a 3,500-acre tract. Rosetta is the operator and holds a 100 percent working interest in the delineation well. The Tom Hanks EF 1 well is located in the oil window and was completed with a 6,264-foot lateral and 19 frac stages. The well was brought on-line on July 3, 2013 and tested at a seven-day gross stabilized rate of 599 Bbls/d of oil, 192 Mcf/d of residue gas, 26 Bbls/d of NGLs for an equivalent rate of 657 Boe/d.  A second Tom Hanks EF well has been drilled and is currently awaiting completion.

At Gates Ranch, Rosetta acquired an additional 10 percent working interest in 46 gross producing wells and the leasehold associated with 170 future gross (17 net) drilling locations for $126 million. The net production associated with the acquisition was approximately 1,800 Boe/d as of the June 5, 2013 closing date. The Company now owns a 100 percent working interest in the entire Gates Ranch asset.

Since beginning operations in the Eagle Ford area, Rosetta has completed 160 horizontal Eagle Ford wells as of June 30, 2013.  Approximately 83 percent of the Company’s identified Eagle Ford inventory locations remain to be drilled and completed.  During the third quarter of 2013, the Company expects to complete 15 to 20 Eagle Ford wells and operate five rigs in the play, including two to three rigs in the Gates Ranch area.

During the second quarter, Rosetta tested the Tom Hanks 1 well, an exploratory Pearsall well originally completed during the first quarter. The well tested at a gross un-stabilized rate of 5.0 MMcf/d of natural gas with one percent hydrogen sulfide gas (“H2S”), at a flowing casing pressure of 5,400 psi.

PERMIAN BASIN

On May 14, 2013, Rosetta closed on the previously announced Permian Basin asset acquisition from Comstock Resources, Inc.  The Transition Services Agreement period ended on July 31, 2013 and the Company has assumed full operations in this new core area.

Rosetta operated three to four rigs in the Delaware Basin area during the second quarter.  The fourth rig was added in early June.  During the quarter, five Permian vertical wells were drilled and three vertical wells were completed.  Rosetta expects to complete approximately 12 operated Permian vertical wells and one operated horizontal well during the third quarter.

Financing and Derivatives Update

As of June 30, 2013, the Company had outstanding borrowings of $190 million under Rosetta’s Senior Revolving Credit Facility (“Credit Facility”).  As of July 31, 2013, Rosetta had $220 million outstanding with $580 million available for borrowing under the Credit Facility.

During the quarter, Rosetta executed additional derivative transactions for 2014 and 2015 gas production and 2015 oil production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of July 31, 2013.

2013 Outlook

Rosetta is reaffirming all previously announced annual guidance ranges for capital, production, and expenses. The guidance ranges include the acquisition of the Permian Basin assets that closed on May 14, 2013.  The Company’s 2013 capital guidance range of $840–$900 million, excluding acquisition capital, is based on a five to six-rig program in South Texas and a Delaware Basin program with an initial three rigs increasing to six rigs by year-end. Rosetta also reiterates the full year average daily production range of 51–55 MBoe/d, or approximately 40 percent year-over-year production growth, based on the current capital guidance.  A summary of the Company's guidance for full year 2013 is outlined in the attached "Summary of Guidance" table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns well delineated positions in the Eagle Ford area in South Texas and in the Permian Basin.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets acquired in the Permian; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; changes in commodity prices that were not anticipated in the acquisition of the assets and operations in the Permian; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,809	$36,786
Accounts receivable, net	106,312	103,828
Derivative instruments	28,594	14,437
Prepaid expenses	6,990	5,742
Deferred income taxes	-	311
Other current assets	1,392	1,456
Total current assets	163,097	162,560

Oil and natural gas properties using the full cost method of accounting:
Proved properties	3,420,146	2,829,431
Unproved/unevaluated properties, not subject to amortization	768,302	95,540
Gathering systems and compressor stations	132,622	104,978
Other fixed assets	21,407	16,346
	4,342,477	3,046,295
Accumulated depreciation, depletion and amortization, including impairment	(1,895,065)	(1,808,190)
Total property and equipment, net	2,447,412	1,238,105
Other assets:
Deferred loan fees	17,746	7,699
Derivative instruments	21,287	6,790
Other long-term assets	261	262
Total other assets	39,294	14,751
Total assets	$2,649,803	$1,415,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,218	$1,874
Accrued liabilities	130,481	120,336
Royalties and other payables	69,951	61,637
Deferred income taxes	1,958	-
Total current liabilities	207,608	183,847
Long-term liabilities:
Derivative instruments	-	563
Long-term debt	1,090,000	410,000
Deferred income taxes	73,060	10,086
Other long-term liabilities	13,370	6,921
Total liabilities	1,384,038	611,417

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2013 or 2012	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 61,828,354 shares and 53,145,853 shares at June 30, 2013 and December 31, 2012, respectively	61	53
Additional paid-in capital	1,170,095	830,539
Treasury stock, at cost; 717,024 and 581,717 shares at June 30, 2013 and December 31, 2012, respectively	(24,202)	(17,479)
Accumulated other comprehensive income (loss)	30	(63)
Retained earnings (Accumulated deficit)	119,781	(9,051)
Total stockholders' equity	1,265,765	803,999
Total liabilities and stockholders' equity	$2,649,803	$1,415,416

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Oil sales	$102,895	$66,227	$212,947	$129,197
NGL sales	46,918	35,928	93,379	79,688
Natural gas sales	40,657	16,107	74,233	39,796
Derivative instruments	46,050	79,719	34,081	63,758
Total revenues	236,520	197,981	414,640	312,439
Operating costs and expenses:
Lease operating expense	14,689	10,236	25,863	18,737
Treating and transportation	18,520	12,525	33,607	24,523
Production taxes	5,263	2,921	10,655	6,149
Depreciation, depletion and amortization	47,837	33,997	92,467	66,896
General and administrative costs	18,508	11,191	34,040	28,482
Total operating costs and expenses	104,817	70,870	196,632	144,787
Operating income	131,703	127,111	218,008	167,652

Other expense (income):
Interest expense, net of interest capitalized	13,033	6,509	19,102	11,970
Interest income	-	(2)	-	(4)
Other (income) expense, net	471	(114)	441	(1)
Total other expense	13,504	6,393	19,543	11,965

Income before provision for income taxes	118,199	120,718	198,465	155,687
Income tax expense	42,847	43,749	69,633	56,421
Net income	$75,352	$76,969	$128,832	$99,266

Earnings per share:
Basic	$1.28	$1.47	$2.31	$1.89
Diluted	$1.27	$1.46	$2.29	$1.88

Weighted average shares outstanding:
Basic	58,990	52,502	55,879	52,450
Diluted	59,201	52,837	56,165	52,841

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$128,832	$99,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	92,467	66,896
Deferred income taxes	67,890	56,421
Amortization of deferred loan fees recorded as interest expense	6,827	1,760
Stock-based compensation expense	4,893	5,482
Unrealized gain on derivative instruments	(28,790)	(54,516)
Change in operating assets and liabilities:
Accounts receivable	(12,330)	7,946
Prepaid expenses	668	(1,334)
Other current assets	63	265
Long-term assets	-	(165)
Accounts payable	3,344	2,446
Accrued liabilities	5,068	(28,865)
Royalties and other payables	12,140	(297)
Other long-term liabilities	3,164	(16)
Excess tax benefit from share-based awards	(2,697)	-
Net cash provided by operating activities	281,539	155,289
Cash flows from investing activities:
Acquisitions of oil and gas assets	(940,982)	-
Additions to oil and gas assets	(345,606)	(277,961)
Disposals of oil and gas assets	(1,724)	82,816
Net cash used in investing activities	(1,288,312)	(195,145)
Cash flows from financing activities:
Borrowings on Credit Facility	420,000	130,000
Payments on Credit Facility	(440,000)	(70,000)
Issuance of Senior Notes	700,000	-
Proceeds from issuance of common stock	329,152	-
Deferred loan fees	(18,004)	(1,980)
Proceeds from stock options exercised	2,674	861
Purchases of treasury stock	(6,723)	(5,991)
Excess tax benefit from share-based awards	2,697	-
Net cash provided by financing activities	989,796	52,890

Net (decrease) increase in cash	(16,977)	13,034
Cash and cash equivalents, beginning of period	36,786	47,050
Cash and cash equivalents, end of period	$19,809	$60,084

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$94,001	$83,401

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change Increase/ (Decrease)	2013	2012	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	47,039	32,207	46%	46,940	31,311	50%
Permian	1,589	-	100%	799	-	100%
Lobo	-	398	(100%)	-	1,476	(100%)
Other	208	813	(74%)	183	836	(78%)
Total (Boe/d)	48,836	33,418	46%	47,922	33,623	43%

Daily production:
Oil (Bbls/d)	12,181	8,024	52%	12,300	7,733	59%
NGLs (Bbls/d)	18,191	11,691	56%	17,371	10,842	60%
Natural Gas (Mcf/d)	110,785	82,223	35%	109,502	90,287	21%
Total (Boe/d)	48,836	33,418	46%	47,922	33,623	43%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$92.82	$90.70	2%	$95.65	$91.80	4%
Oil, including realized derivatives ($/Bbl)	91.80	89.13	3%	94.18	90.91	4%
NGL, excluding derivatives ($/Bbl)	28.34	33.77	(16%)	29.70	40.38	(26%)
NGL, including realized derivatives ($/Bbl)	31.12	36.61	(15%)	31.97	40.70	(21%)
Natural gas, excluding derivatives ($/Mcf)	4.03	2.15	87%	3.75	2.43	54%
Natural gas, including realized derivatives ($/Mcf)	4.02	2.87	40%	3.82	3.03	26%
Total (excluding realized derivatives) ($/Boe)	$42.86	$38.89	10%	$43.87	$40.64	8%
Total (including realized derivatives) ($/Boe)	$43.60	$41.27	6%	$44.48	$42.15	6%

Average costs (per Boe):
Direct LOE	$2.49	$2.50	(1%)	$2.24	$2.20	2%
Workovers	-	-	0%	0.04	(0.04)	200%
Insurance	0.04	0.04	0%	0.04	0.08	(50%)
Ad valorem tax	0.78	0.83	(6%)	0.66	0.82	(20%)
Treating and Transportation	4.17	4.12	1%	3.87	4.01	(3%)
Production taxes	1.18	0.96	23%	1.23	1.00	23%
DD&A	10.76	11.18	(4%)	10.66	10.93	(2%)
G&A, excluding stock-based compensation	3.66	3.66	0%	3.36	3.76	(11%)
Interest expense	2.93	2.14	36%	2.20	1.96	12%

Rosetta Resources Inc.
Derivatives Summary
Status as of July 31, 2013

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2013	Costless Collar	7,750	80.16	115.71
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2013	Swap	3,000	95.72
Crude oil	2014	Swap	5,000	93.06
Crude oil	2015	Swap	6,000	87.28

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2013	Swap	7,500	41.96	(Includes Ethane)
NGLs	2014	Swap	5,000	40.64	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2013	Costless Collar	30,000	3.50	4.93
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04

Natural gas	2013	Swap	30,000	4.11
Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and six months ended June 30, 2013 and June 30, 2012.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions as well as the Permian Acquisition transaction and financing costs that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013 (1)	2012
Net income (GAAP)	$75,352	$76,969	$128,832	$99,266
Unrealized derivative (gain) loss	(42,761)	(72,468)	(28,790)	(54,516)
Permian Acquisition - transaction and financing costs	6,738	-	7,566	-
Tax benefit	12,979	26,125	7,647	19,653
Adjusted net income (Non-GAAP)	$52,308	$30,626	$115,255	$64,403

Net income per share (GAAP)
Basic	$1.28	$1.47	$2.31	$1.89
Diluted	1.27	1.46	2.29	1.88

Adjusted net income per share (Non-GAAP)
Basic	$0.89	$0.58	$2.06	$1.23
Diluted	0.88	0.58	2.05	1.22

(1) Includes Permian Acquisition transaction costs of $828 thousand, or $0.01 per diluted share, for the three months ended March 31, 2013.

Rosetta Resources Inc.
Summary of Guidance

	2013 Full Year

MBoe/d
2013 Average Daily Production	51	-	55
2013 Exit Rate	56	-	60

$/BOE
Direct Lease Operating Expense	$2.55	-	$2.80
Workover Expenses	0.01	-	0.01
Insurance	0.10	-	0.11
Ad Valorem Tax	0.72	-	0.80
Treating and Transportation	3.85	-	4.25
Production Taxes	1.50	-	1.65
DD&A	11.95	-	13.15
G&A, excluding Stock-Based Compensation	3.30	-	3.65
Interest Expense	1.60	-	1.75